UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 9, 2021
Date of Report (date of earliest event reported)

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OpGen, Inc.

(Exact name of Registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation or organization)	001-37367 (Commission File Number)	06-1614015 (I.R.S. Employer Identification Number)

 708 Quince Orchard Road, Suite 220
Gaithersburg, MD 20878
(Address of principal executive offices)(Zip code)

(240) 813-1260
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OPGN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 1.01 Entry into a Definitive Material Agreement

As previously reported, on November 23, 2020, OpGen, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Holder”), pursuant to which the Company issued to the Investor, securities of the Company, including warrants (the “Existing Warrants”) to purchase up to 4,842,615 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Warrant Shares”). The Existing Warrants were exercisable six months after their issuance at an exercise price of $1.94 per share and expire on the fifth and a half year anniversary of the date of issuance.

On March 9, 2021, the Company entered into a Warrant Exercise Agreement (the “Exercise Agreement”) with the Holder. Pursuant to the Exercise Agreement, in order to induce the Holder to exercise all of the remaining 4,842,615 outstanding Existing Warrants for cash, pursuant to the terms of and subject to beneficial ownership limitations contained in the Existing Warrants, the Company agreed to issue to the Holder, new warrants (the “New Warrants”) to purchase 0.65 shares of Common Stock for each share of Common Stock issued upon such exercise of the remaining 4,842,615 outstanding Existing Warrants pursuant to the Exercise Agreement or an aggregate of 3,147,700 New Warrants. The terms of the New Warrants will be substantially similar to those of the Existing Warrants, except that the New Warrants will have an exercise price of $3.56. The New Warrants will be immediately exercisable and will expire five years from the date of the Exercise Agreement. The Holder will pay an aggregate of $314,770 to the Company for the purchase of the New Warrants. The Company expects to receive aggregate gross proceeds before expenses of approximately $9.71 million from the exercise of all of the remaining 4,842,615 outstanding Existing Warrants held by the Holder and the payment of the purchase price for the New Warrants.

Pursuant to the Exercise Agreement, the Holder has agreed, until the date that no Existing Warrants are held by such Holder (i) not to purchase any shares of Common Stock, other than pursuant to exercises of the Existing Warrants and (ii) not to transfer any Existing Warrants other than to transferees who assume the obligations under the Exercise Agreement.

The Warrant Shares were registered for resale pursuant to a registration statement on Form S-3 (File No. 333-250983), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 25, 2020, which became effective on December 4, 2020. Pursuant to the terms of the Exercise Agreement, the Company has agreed to file a registration statement to register for resale the shares of Common Stock underlying the New Warrants within 45 days of the final exercise of the Existing Warrants.

In connection with the Exercise Agreement, the Company entered into a financial advisory agreement (the “Letter Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”), pursuant to which A.G.P. acted as exclusive financial advisor to the Company in this transaction and will receive a cash fee of $300,000 upon full cash exercise of the Existing Warrants. As additional compensation, A.G.P. will receive a cash fee equal to $200,000 upon the cash exercise in full of the New Warrants.

Pursuant to the Exercise Agreement, the Company agreed that through May 8, 2021, subject to certain exceptions, not to directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ debt, equity or equity equivalent securities.

The description of terms and conditions of the New Warrants, the Exercise Agreement, and the Letter Agreement set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the form of New Warrants, the form of Exercise Agreement, and the Letter Agreement which are attached hereto as Exhibits 4.1, 10.1, and 10.2, respectively, and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The description of the Existing Warrants and the New Warrants set forth under Item 1.01 is incorporated herein by reference.

The Company will issue the New Warrants and the shares of Common Stock underlying the New Warrants to the Holder in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by the Holder, including the representations with respect to the Holder’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and the Holder’s investment intent.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of New Warrant.
10.1	Form of Warrant Exercise Agreement, dated as of March 9, 2021, by and between OpGen, Inc. and the Holder.
10.2	Letter Agreement, dated as of March 9, 2021, by and between A.G.P./Alliance Global Partners and OpGen, Inc.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 9, 2021	OpGen, Inc.

	By:	/s/ Timothy C. Dec
		Name:	Timothy C. Dec
		Title:	Chief Financial Officer